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Exhibit 12(e)



                                                              July 29, 2002

Stein Roe Intermediate Municipals Fund
Liberty-Stein Roe Funds Municipal Trust
One Financial Center
Boston, MA  02111-2621

Liberty Intermediate Tax-Exempt Bond Fund
Liberty Funds Trust V
One Financial Center
Boston, MA 02111-2621


Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization made as of June 19, 2002 (the "Agreement"), between and among Liberty Funds Trust V, a Massachusetts business trust (the "Acquiring Trust"), on behalf of one of its series, Liberty Intermediate Tax-Exempt Bond Fund (the "Acquiring Fund"); Liberty-Stein Roe Funds Municipal Trust (the "Target Trust"), a Massachusetts business trust, on behalf of one of its series, Stein-Roe Intermediate Municipals Fund (the "Target Fund"); and Columbia Management Group, Inc., the indirect corporate parent of Target Fund's and Acquiring Fund's investment adviser. The Agreement describes a proposed transaction (the "Transaction") to occur on November 4, 2002, or such other date as may be decided by the parties (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of certain stated liabilities of Target Fund, following which, Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are defined in the Agreement.

         Target Fund is a series of Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is a series of Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option.
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Stein Roe Intermediate Municipals Fund                            July 29, 2002
Liberty Intermediate Tax-Exempt Bond Fund

         It is expected that, shortly prior to the Transaction, Acquiring Fund will have acquired all of the assets and assume all of the stated liabilities of Galaxy Intermediate Tax-Exempt Bond Fund (the "Continuing Business Fund"), a class of The Galaxy Fund, a Massachusetts business trust.

         For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

         The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund dated as of the date hereof support the conclusion that Acquiring Fund will continue the historic business of Continuing Business Fund, and in so doing will continue the historic business of Target Fund as an open-end investment company that seeks to provide current income exempt from federal income tax consistent with preservation of capital, by investing primarily in investment-grade municipal securities. Specifically, on the relevant comparison dates (as defined in paragraph 5 of the letter from Acquiring Fund referenced above), both Target Fund and Continuing Business Fund invested approximately 98 percent of their assets in municipal bonds with a similar allocation of investments based on geographic region, both funds allocated their investments among revenue bonds, general obligations and other obligations in approximately the same proportions, both funds had average portfolio durations in the intermediate-term range, and both funds had high credit quality.

         Based on the foregoing Representations and our review of the documents and items referred to above, and conditioned on (1) the Representations being true on the Closing Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that, subject to the final two paragraphs hereof, for federal income tax purposes:

         (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (ii) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

         (iii) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;


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Stein Roe Intermediate Municipals Fund                            July 29, 2002
Liberty Intermediate Tax-Exempt Bond Fund


         (iv) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares that a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor;

         (v) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;

         (vi) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

         (vii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

         (viii) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund; and

         (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

         In connection with this opinion we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling is questionable, and that, even if the IRS's conclusion is correct, the facts of this Transaction are distinguishable from those in the published ruling.

         We believe that Acquiring Fund and Target Fund are both engaged in the same line of business, investing for the benefit of their respective stockholders primarily in investment-grade municipal securities to provide current income exempt from federal income tax consistent with preservation of capital. After the Transaction, Acquiring Fund will continue that business for the benefit of the stockholders of both the Target and Acquiring Funds. While Acquiring Fund will dispose of securities formerly held by Target Fund in order to conform with its criteria for the selection of securities, it will apply the same criteria to its own historic investments. All proceeds generated by all such dispositions will be reinvested in a manner fully consistent with

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Stein Roe Intermediate Municipals Fund                            July 29, 2002
Liberty Intermediate Tax-Exempt Bond Fund

the shared historic investment policies of both Funds. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund - investing primarily in investment-grade municipal securities to provide current income exempt from federal income tax consistent with preservation of capital - and that the continuity of business enterprise doctrine should, as a result, be satisfied. Because Revenue Ruling 87-76 is the only published ruling dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

                                                     Very truly yours,



                                                     /s/Ropes & Gray
                                                     ---------------
                                                     Ropes & Gray

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